Exhibit 99.1

Energy Partners, Ltd. Announces Extension of the Expiration Date for the Previously Announced Cash Tender Offer for Senior Notes

NEW ORLEANS--(BUSINESS WIRE)--April 10, 2007--Energy Partners, Ltd. (NYSE: EPL) ("EPL" or the "Company") today announced the extension of the expiration date for the previously announced cash tender offer (the "Offer") to purchase any and all of its outstanding 8 3/4% Senior Notes due 2010 (the "Notes") (CUSIP No. 29270UAC9) and related consent solicitation to amend the indenture pursuant to which the Notes were issued (the "Consent Solicitation") from 12:00 midnight, New York City time, on April 20, 2007 to 5:00 p.m., New York City time, on May 3, 2007 (such date and time, as they may be extended by the Company, the "Expiration Date"). As of 5:00 p.m., New York City time, on April 9, 2007, the Company received tenders from holders of $143.43 million in aggregate principal amount of the Notes, representing approximately 95.62% of the outstanding Notes.

The price determination date will be 2:00 p.m., New York City time, 10 business days prior to the Expiration Date as amended. The Company currently expects this date to be April 20, 2007. The completion of the tender offer and consent solicitation is subject to the satisfaction or waiver by the Company of a number of conditions, as described in the Offer to Purchase and Consent Solicitation Statement dated March 26, 2007 (the "Offer to Purchase"). Holders who validly tender their Notes and which Notes are accepted for purchase are expected to receive payment on or promptly after the date on which the Company satisfies or waives the conditions of the tender offer and consent solicitation.

The Offer is subject to the satisfaction or waiver of certain conditions, including the closing of the Company's equity self-tender offer, the consummation of the requisite financing to purchase the Notes, and certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from Mackenzie Partners, Inc. the information agent and depositary for the Offer, at (800) 322-2885 (US toll-free) and (212) 929-5500 (collect).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures;

•	EPL's ability to close its equity self-tender and to consummate the requisite financing to purchase the Notes; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

No Offer or Solicitation. This release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent of any Notes. The tender offer and the consent solicitation will be made solely by the Offer to Purchase. EPL'S NOTEHOLDERS ARE ADVISED TO READ EPL'S OFFER TO PURCHASE AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It. Noteholders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners, Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.